Exhibit 99.1

Cereplast Appoints Paul Pelosi Jr. to Board of Directors

Brings 16 Years Experience in Advising Emerging and Fortune 500 Companies

Assisted San Francisco in becoming First Municipality to Implement a Ban on Plastic Bags

EL SEGUNDO, Calif., February 27, 2012 — Cereplast, Inc. (Nasdaq: CERP), a leading manufacturer of proprietary biobased, sustainable plastics, today announced the appointment of Mr. Paul Pelosi, Jr. to the Board of Directors effective February 27, 2012.

Mr. Frederic Scheer, Chairman and CEO of Cereplast, stated, “Mr. Pelosi is a key addition to our Board. We are confident he will assist Cereplast’s efforts to bring our proprietary biobased, sustainable bioplastics to the worldwide marketplace. In addition to having an extensive network and a strong financial background, Mr. Pelosi has been influential in assisting in the creation of several important environmental policies and programs in the United States. He was influential in San Francisco becoming the first municipality to implement a ban on plastic bags. We look forward to working with Mr. Pelosi and benefitting from his knowledge and expertise in environmental matters.”

Paul Pelosi Jr. has 16 years experience in advising emerging and Fortune 500 companies in the areas of finance, infrastructure, sustainability and public policy. Pelosi is a founding member of Cisco Connected Urban Development. In 2003, Pelosi was appointed by San Francisco Mayor Willie Brown to the city’s Commission on the Environment, and served as its President. The Commission is responsible for developing policies and programs in recycling, toxics reduction, environmental justice, energy efficiency, commute alternatives, climate change, and the city’s urban forest. During his tenure, San Francisco implemented energy efficiency programs that resulted in a reduction of 28 megawatts of electricity, created programs that increased residential and commercial recycling from 46% to 70%, reduced San Francisco’s carbon emissions to 6% below 1990 levels, and became the first municipality to implement a ban on plastic bags.

Most recently, Pelosi was a Director at WR Hambrecht, in San Francisco, CA. Previous to that he served as Senior Vice President of Business Development at InfoUSA where he was responsible for identifying acquisitions and organizing programs to develop effective strategy for reducing waste and promoting greener practices in the market research industry. Pelosi currently serves as an adviser to governmental and private companies, including NASA Ames Research Center and AirPatrol Corporation, on a variety of infrastructure projects to promote both sustainable development and security. Prior to his independent consulting practice, Pelosi worked for Bank of America Securities and JPMorgan Chase where he worked in Corporate Finance and Institutional Sales. Pelosi is a graduate of Georgetown University with a Bachelor of Arts in History (Cum Laude) and a JD/MBA. He has been a member of the California State Bar since 1996.

“I am honored to join the Cereplast board and to work with this exceptional team,” Pelosi said. “Cereplast is a leader in the bioplastics industry, which provides a much-needed alternative to traditional plastics. I look forward to sharing my experiences and contributing to the future direction and growth of this environmentally-focused Company.”

About Cereplast, Inc.

Cereplast, Inc. (NASDAQ:CERP) designs and manufactures proprietary biobased, sustainable bioplastics which are used as substitutes for traditional plastics in all major converting processes - such as injection molding, thermoforming, blow molding and extrusions - at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables® Resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast, Youtube.com/Cereplastinc and Pinterest.com/Cereplast.

Contact:

Cereplast, Inc.

Public Relations

Nicole Cardi

(310) 615-1900 x154

ncardi@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net

www.AllianceAdvisors.net